Exhibit 99.1

天達律師事務所

E A S T   A S S O C I A T E S

19 th /F, Landmark Tower 2, 8 North Dongsanhuan Road, Beijing 100004,China

 Tel (86-10) 6590-6639   Fax (86-10) 6590-6650/6651

http://www.ealawfirm.com

July 21, 2009

The Board of Directors

China Qinba Pharmaceuticals, Inc.

24 th Floor, Building A, Zhengxin Mansion,

No. 5 of 1 st Gaoxin Road, Hi-Tech Development Zone

Xi’an City

People’s Republic of China

Re: Registration Statement on Form S-1

Dear Sirs:

We are qualified lawyers of the People's Republic of China (the “PRC”) and are qualified to issue opinions on the laws and regulations of the PRC.

We have acted as PRC legal counsel for Xi’an Qinba Pharmaceuticals Co. Ltd. (the “Company”), a company organized under the laws of the People’s Republic of China.  This opinion is being issued to you  in connection with your registration statement on Form S-1, including all amendments or supplements thereto (the "Registration Statement"), originally filed with the   Securities and Exchange Commission (the “SEC”), under the Securities Act of 1933, as amended (the "Securities Act"), on December 31, 2008, relating to the offering by you of your shares .

In rendering this opinion, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

The Board of Directors of

China QinBa Pharmaceuticals, Inc.

July 21, 2009

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with authentic original documents submitted to us as copies and the completeness of the documents provided to us.  We have also assumed that no amendments, revisions, modifications or other changes have been made with respect to any of the documents after they were submitted to us for purposes of this opinion.

As used herein, “PRC Laws” means all existing laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of the PRC which are publicly available (other than the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan).

Based on the foregoing, we are of the opinion that the Management Entrustment Agreement among the Company, its shareholders and Xi’an Pharmaceuticals Development Co. Ltd. (“Xi’an Pharmaceuticals”), governed by PRC Laws as described in the Registration Statement is legal, valid, binding and enforceable, and will not result in any violation of existing PRC Laws.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

Sincerely,

EAST ASSOCIATES

By
Name:	Shuqian Wang
Title:	Senior Partner